Exhibit 10.14
RSC Non-Qualified Deferred Compensation
Savings Plan
As Amended and Restated
Adopted on July 24, 2008
Effective June 13, 2006

-i-

RSC Non-Qualified Deferred Compensation Savings Plan
Effective June 13, 2006
Table of Contents

PREAMBLE		1

ARTICLE 1. DEFINITIONS		1

1.1	Administrator	1
1.2	Beneficiary	1
1.3	Code	1
1.4	Compensation	1
1.5	Deferral	1
1.6	Deferral Account	1
1.7	Deferral Election	2
1.8	Disability	2
1.9	Earnings	2
1.10	ERISA	2
1.11	Identification Date	2
1.12	Key Employee	2
1.13	Participant	2
1.14	Payout Election	2
1.15	Performance-Based Compensation	2
1.16	Plan	2
1.17	Plan Year	3
1.18	Reference Investment Fund	3
1.19	Retirement	3
1.20	RSC	3
1.21	Termination of Employment	3
1.22	Unforeseeable Emergency	3
1.23	Valuation Date	3

ARTICLE 2 ELIGIBILITY, PARTICIPATION AND DEFERRALS		3

2.1	Eligibility to Participate	3
2.2	Commencement of Participation	3
2.3	Termination of Participation	4
2.4	Election to Defer Compensation and Related Matters	4
2.5	Cancellation of Election	5

ARTICLE 3 DEFERRAL ACCOUNTS		5

3.1	Allocation to Deferral Accounts	6
3.2	Discretionary Employer Contribution	6
3.3	Investment Direction of Reference Accounts	6
3.4	Changes of Investment Funds	6
3.5	Crediting of Earnings, Gains and Losses to Deferral Accounts	7

ARTICLE 4 DISTRIBUTIONS		7

4.1	Payout Election	7
4.2	Event of Distribution and Payment Dates	8
4.3	Method of Distribution	8
4.4	Valuation of the Deferral Account	9
4.5	Distribution Due to an Unforeseeable Emergency	9
4.6	Administrator’s Delay or Acceleration of Payment	9
4.7	Withholding for Taxes	9

4.8	Payment to Guardian	10
4.9	Cooperation; Receipt on Release	10
4.10	Missing Participant or Beneficiary	10

ARTICLE 5 ADMINISTRATION		10

5.1	Administration	10
5.2	Claims Procedure	11
5.3	Arbitration of Disputes	11

ARTICLE 6 MISCELLANEOUS		11

6.1	No Rights to Assets, No Assignment, No Alienation	11
6.2	Not a Contract of Employment	11
6.3	No Representations	12
6.4	Amendment or Termination	12
6.5	Severability	12
6.6	Notice	12
6.7	Obligation of Successors	12
6.8	Choice of Law	12

PREAMBLE
RSC Equipment Rental, Inc. (“RSC”) hereby amends and restates the RSC Non-Qualified Deferred Compensation Savings Plan (“Plan”), with retroactive effect to June 13, 2006. This Plan is intended to (a) be an unfunded, non-qualified deferred compensation plan which is maintained for the benefit of a select group of management or highly compensated employees, as described in ERISA Sections 201(2), 301(a)(3), and 401(a)(1), and (b) comply with the requirements of Code Section 409A (including the final Treasury Regulations issued thereunder).
ARTICLE 1. DEFINITIONS
1.1	“Administrator” means the RSC Benefits Committee under the direction of the Compensation Committee of the Board of Directors. The RSC Benefits Committee is responsible for and has the maximum legal authority for the approval of all discretionary matters under the terms of the Plan and for all aspects of interpretation and administration of the Plan.

1.2	“Beneficiary” means the person(s) or entity(ies) designated by a Participant to receive any payment due under the Plan following the Participant’s death. A Beneficiary designation will be valid only if it is made in the form and manner required by the Administrator and is submitted to the Administrator prior to the Participant’s death. Absent a valid Beneficiary designation, the Participant’s estate will be deemed to the Participant’s Beneficiary.

1.3	“Code” means the Internal Revenue Code of 1986, as amended, including regulations and other guidance issued thereunder by the Department of Treasury. All references to Code and Treasury Regulation sections include any modification that is subsequently made to the referenced section due to a statutory or regulatory change.

1.4	“Compensation” means the base salary, commissions, and Performance-Based Compensation earned by a Participant in a given calendar year. Compensation for a calendar year will be determined before reduction for amounts deferred under this Plan for that calendar year. Compensation for a calendar year also will include amounts that, for that calendar year, are excludible from the Participant’s gross income under Code Sections 125, 132(f)(4), 402(e)(3), 402(h), 403(b), and 408(p) and contributed by the Employer, at the Participant’s election, to a cafeteria plan, a qualified transportation fringe benefit plan, a 401(k) arrangement, a SEP, a tax sheltered annuity, or a SIMPLE plan maintained by the Employer or any parent, subsidiary or affiliate of the Employer.

1.5	“Deferral” means the amount that a Participant elects to have withheld from his or her Compensation in accordance with Section 2.4.

1.6	“Deferral Account” means the bookkeeping account established and maintained by RSC to record a Participant’s cumulative Deferrals under the terms of this Plan, plus any adjustments due to Earnings, plus any discretionary contributions made by the Employer in accordance with Section 3.2. A Participant’s Deferral Account may be divided into subaccounts.

1.7	“Deferral Election” means an election made by a Participant, in accordance with Section 2.4, to make a Deferral under the Plan.

1.8	“Disability” means a condition of a Participant which, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, results in the Participant’s being unable to engage in any substantial gainful activity or the Participant’s receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of RSC. A Participant’s Disability must be established by a qualified, licensed physician who is acceptable to the Administrator. Alternatively, the Administrator will accept, as evidence of the Participant’s Disability, a copy of the Social Security Administration’s written determination that the Participant is totally disabled or a written determination that the Participant is disabled in accordance with a disability insurance program (but only if the definition of “disability” applied under the disability insurance program meets the definition of Disability set forth in the first sentence of this Section).

1.9	“Earnings” mean the income, gains or losses credited to or debited from the Participant’s Deferral Account in accordance with Section 3.5.

1.10	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including regulations or other applicable guidance issued thereunder by the Department of Labor. All references to ERISA and Department of Labor Regulation sections include any modification that is subsequently made to the referenced section due to a statutory or regulatory change.

1.11	“Identification Date” means December 31.

1.12	“Key Employee” means an employee who is a “key employee” as defined in Code Section 416(i) without regard to Code Section 416(i)(5). If an employee meets the definition of Key Employee as of an Identification Date or during the 12-month period ending on the Identification Date, the Employee will be a Key Employee for the 12-month period that begins on the first day of the first month immediately following the Identification Date.

1.13	“Participant” means any individual who, for a given Plan Year, commences participation in the Plan in accordance with Section 2.2.

1.14	“Payout Election” means an election made by a Participant, in accordance with Section 4.1, with respect to the time and method of payment.

1.15	“Performance-Based Compensation” means any compensation that is payable in cash and is “performance-based compensation” as defined in Treasury Regulation Section 1.409A-1(e).

1.16	“Plan” means this RSC Deferred Compensation Savings Plan, as contained herein and as may be amended hereafter in accordance with Section 6.4.

1.17	“Plan Year” means the 12-month period beginning each January 1 and ending on the following December 31 of each year during which the Plan is in effect; provided, however, that the first Plan Year was the period beginning June 13, 2006 and ending on December 31, 2006.

1.18	“Reference Investment Fund” means any of the investment funds that may be designated by Participants as deemed investments for purposes of calculating Earnings to be credited to or debited from their Deferral Accounts.

1.19	“Retirement” means a Participant’s Termination of Employment that occurs on or after the date on which the sum of the Participant’s age and years of service with RSC or a related company is 65. For purposes of this definition, a Participant will be credited with one “year of service” for each 12-month period, starting from the Participant’s date of hire, during which the Participant is continuously employed by RSC or a related company. Also for purposes of this definition, a “related company” is any other company that is determined to be related to RSC in the sole discretion of the Administrator.

1.20	“RSC Common Stock” means the common stock of RSC Holdings, Inc., which is the parent company of RSC..

1.21	“Termination of Employment” means a Participant’s separation from service with the Employer (whether initiated by the Participant or the Employer) as defined in Treasury Regulation Section 1.409A-1(h).

1.22	“Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant or the Participant’s spouse, Beneficiary, or dependent (as defined in Code Section 152, without regard to 152(b)(1), (b)(2) and(d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage not otherwise covered by insurance, for example, as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether a Participant has suffered an Unforeseeable Emergency will be determined by the Administrator in accordance with Treasury Regulation Section 1.409A-3(i)(3).

1.23	“Valuation Date” means the date on which a Participant’s Deferral Account is valued, in accordance with Section 4.4
ARTICLE 2. ELIGIBILITY, PARTICIPATION AND DEFERRALS
2.1	Eligibility to Participate. Any employee of RSC who is in a select group of management or highly compensated employees, as defined in the Plan’s Preamble, who meets any other criteria established by the Administrator, and who is designed by the Administrator as eligible to participate will be eligible to participate effective on the date declared by the Administrator.

2.2	Commencement of Participation. To become a Participant in the Plan, an eligible employee must either make a Deferral Election in accordance with Section 2.4 or have a discretionary employer contribution made on his or her behalf pursuant to Section 3.2.

An eligible employee will become a Participant in the Plan as of the earlier of: (a) the effective date of his or her first Deferral Election under Section 2.4, or (b) when the first discretionary employer contribution is made on his or her behalf under Section 3.2.
2.3	Termination of Participation. A Participant will cease to be a Participant in the Plan when his or her Deferral Account is paid in full in accordance with Article 4 and/or forfeited in accordance with Section 3.2. Prior to then, if a Participant remains employed by RSC but the Administrator determines that the Participant is no longer eligible to participate in the Plan, the Participant will become an inactive Participant. An inactive Participant is not eligible to make Deferral Elections under the Plan; however, any Deferral Election which is in effect at the time the Participant becomes an inactive Participant will remain in effect for the duration of the Plan Year to which that Deferral Election relates and his or her Deferred Account will be paid in accordance with Article 4.

2.4	Election to Defer Compensation and Related Matters. A Participant may elect to defer Compensation under the Plan by filing a Deferral Election in accordance with the requirements of this Section 2.4 and any administrative rules that the Administrator, in its sole and absolute discretion, may establish which are not inconsistent with the requirements of Code Section 409A.
(a)	Minimum/Maximum Amounts. A Deferral Election must indicate the percentage amount to be deferred from: base salary, which must be at least 2% but no more than 100%; monthly commissions, which must be at least 1% but no more than 100%; variable compensation, which must be at least 1% but no more than 100%; and/or Performance-Based Compensation, which must be at least 1% but no more than 100%.

(b)	General Rule/Annual Elections. For any Plan Year that a Participant remains eligible to participate in the Plan, the Participant may elect to defer Compensation by submitting a valid Deferral Election during the annual open enrollment period which shall occur before the first day of the Plan Year during which Compensation to be deferred will be earned by the Participant. If a valid Deferral Election is timely submitted, it will be effective only for the Plan Year for which it was made and only for Compensation earned during that Plan Year, and it will become effective and irrevocable (except as otherwise provided in Section 2.5) as of the first day of that Plan Year. If a Participant does not timely submit a valid Deferral Election for Compensation to be earned during a Plan Year, he or she cannot defer any Compensation to be earned during that Plan Year, except as permitted under Section 2.4(c) for newly eligible Participants or under Section 2.4(d) for Performance-Based Compensation. Compensation comprised of commissions and other variable compensation calculated based on results or performance over a period of less than 12 months will be subject to the general rule of this Section 2.4(b).

For purposes of the first Plan Year (June 13, 2006 to December 31, 2006) the elections made under any predecessor plan (including any Payout Elections) shall be carried over and be deemed effective under this Plan.

(c)	First Year of Eligibility. In the case of the first Plan Year during which a Participant first becomes eligible to participate in this Plan, the Participant may elect to defer Compensation to be earned during that Plan Year (and after the date of the Deferral Election) by submitting a valid Deferral Election within 30 days of the date on which the Participant first becomes eligible to participate. If a valid Deferral Election is timely submitted, it will be effective only for the remainder of the Plan Year during which it was made and only for Compensation earned during the period beginning on the day following the date on which the Deferral Election is made and ending on the last day of that Plan Year. In addition, a valid Deferral Election that is timely submitted under this Section 2.4(c) will become effective on the first payroll period that begins after the date on which the Deferral Election is made, such that the Deferral Election shall not apply to any Compensation earned on or before the date on which the Deferral Election is made, and, except as otherwise provided in Section 2.5, will become irrevocable as of the 31st day following the date on which the Participant first becomes eligible to participate. If a Participant does not timely submit a valid Deferral Election for Compensation to be earned during his or her initial Plan Year, he or she cannot defer any Compensation to be earned during that Plan Year, except as permitted under Section 2.4(d) for Performance-Based Compensation.

(d)	Deferral of Performance-Based Compensation. This Section 2.4(d) is effective only with respect to Plan Years beginning before January 1, 2009 and shall not apply to any Plan Year beginning on or after January 1, 2009. An eligible Participant may elect to defer Performance Based Compensation for a performance period by submitting a valid Deferral Election (1) before the date on which the Performance Based-Compensation becomes readily ascertainable and (2) on or before the date that is six months before the end of the performance period. To be eligible to defer Performance-Based Compensation for a performance period under this Section 2.4(d), a Participant must have performed services for RSC continuously from the later of the first day of that performance period or the date the performance criteria were established for that performance period through the date the Deferral Election is made. If a valid Deferral Election is timely submitted, it will be effective only for the performance period for which it was made and only with respect to Performance-Based Compensation to be earned for that performance period. In addition, except as otherwise provided in Section 2.5, the Deferral Election will become irrevocable as of the last day the Deferral Election may be made under this Section 2.4(d). If the Participant does not make a timely Deferral Election for Performance-Based Compensation for a performance period, he or she cannot defer under the Plan any Performance-Based Compensation to be earned for that performance period.
2.5	Cancellation of Election. If a Participant receives a distribution under Section 4.5 due to an Unforeseeable Emergency, his or her Deferral Election then in effect will be cancelled. Any new Deferral Election must be made in accordance with Sections 2.4(b) or (d). In all other cases, once a Deferral Election becomes irrevocable under Section 2.4, that Deferral Election cannot be cancelled or changed.
ARTICLE 3. DEFERRAL ACCOUNTS

3.1	Allocation to Deferral Accounts. As of the date a Participant would have received Compensation but for his or her Deferral Election, the Participant’s Deferral will be credited to the Participant’s Deferral Account. All Deferrals (and Earnings thereon) are immediately and fully (i.e., 100%) vested.

3.2	Discretionary Employer Contribution. RSC may (but is not required to) contribute, in its sole and absolute discretion, additional amounts to the Participant’s Deferral Account. Any amounts contributed in accordance with this Section and the Earnings thereon will be subject to the following vesting schedule: 0% vested if less than 1 year of service, 25% vested at 1 year of service, 50% vested at 2 years of service, 75% at 3 years of service, and 100% vested at 4 years of service. For this purpose, a Participant will be credited with one year of service for each 12-month period, starting from the Participant’s date of hire, during which the Participant is continuously employed by RSC or a related company (as determined by the Administrator). The Participant is responsible for paying Social Security and Medicare taxes on the contribution amounts during the year in which any employer contribution becomes vested and at any other time such taxes may be due. Any amounts contributed in accordance with this Section and the Earnings thereon will be subject to all of the terms of the Deferral Election submitted for the Plan Year for which the amounts are contributed. If any amounts are contributed under this Section for a Plan Year for which no Deferral Election was made, then for purposes of Article 4, the deemed Payout Election will be payment at Retirement in the form of a single lump sum payment. Any amounts contributed in accordance with this Section and the Earnings thereon which are not fully vested when a distribution of such amounts is to occur in accordance with Section 4.2 will be forfeited as of the date the distribution of the vested portion occurs. Forfeitures will first be used to offset administrative expenses and then be used to reduce any discretionary employer contribution under this Section. Any remaining forfeitures will be returned to RSC after all payments required under this Plan have been made.

3.3	Investment Direction of Reference Accounts. Each Participant may designate from time to time, in the form and manner required by the Administrator, that all or a portion of his Deferrals be deemed to be invested in one or more Reference Investment Funds. A schedule listing the available Reference Investment Funds, and their investment objectives, will be given to Participants prior to making their Deferral Elections. Certain Participants were previously given an opportunity to elect to have all or a portion of their Deferrals be deemed to be invested in RSC Common Stock. To the extent a Participant previously made this election, the Reference Investment Fund will be deemed to be RSC Common Stock.

3.4	Changes of Investment Funds. Any Participant who has made an initial election of deemed Reference Investment Funds for future Deferrals may subsequently change that election daily. In addition, the Participant may also reallocate his or her designation of Investment Funds to other Investment Funds offered under the Plan on a daily basis (subject to any limitations imposed by the Investment Funds). Notwithstanding the foregoing, to the extent a Participant previously elected to have all or a portion of his Deferrals be deemed to be invested in RSC Common Stock, such that RSC Common Stock is the Reference Investment Fund, that election cannot be changed without the Administrator’s written consent.

3.5	Crediting of Earnings, Gains and Losses to Deferral Accounts. The Participant’s Deferral Account will be credited or debited with the net Earnings thereon on a daily basis. The Administrator will provide each Participant, on a quarterly basis, a statement showing the amount credited to the Participant’s Deferral Account.
ARTICLE 4. DISTRIBUTIONS
4.1	Payout Election. At the same time a Participant makes a Deferral Election, he or she must elect how and when payment will be made (“Payout Election”). The Payout Election (whether affirmatively made or by default) will apply to the Compensation deferred under the related Deferral Election, any amounts contributed in accordance with Section 3.3 for the Plan Year to which the Deferral Election relates, and Earnings thereon. The Payout Election must specify (a) whether payment is to occur on (i) a specified in-service distribution date (which must be the first day of a specified month and year) or (ii) Retirement (in which case payment will be made within 90 days after Retirement (“Specified Payment Date”), or, if applicable, following the 6-month delay described in Section 4.2, and (b) whether payment is to be made in the form of (i) a single lump sum payment or (ii) annual installments over a specified number of years which must be at least two but no more than ten (“Payment Method”). If no election is made, the Participant will be deemed to have elected payment at Retirement in the form of a single lump sum payment. Changes to a Payout Election are only permitted in accordance with Section 4.1(a) or (b), whichever is applicable. Notwithstanding any contrary provision of this Section 4.1(a), or of a Participant’s payout election, if the aggregate value of a Participant’s Deferral Account at the relevant Payment Date is no greater than the then-applicable dollar limit under Code Section 402(g)(1)(B), the Participant’s Deferral Account shall be paid in the form of a single lump sum payment; provided, however, that payment will only be made in accordance with this sentence if it results in the termination and liquidation of the Participant’s entire interest under the Plan, and under all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation 1.409A-1(c)(2).
(a)	Changing a Retirement Payout Election. If the Specified Payment Date is Retirement, a Participant may change the Payment Method for that Specified Payment Date by submitting a change in the form and manner required by the Administrator. A change will not become effective until 12 months after the date on which the change is submitted. Once a change becomes effective, the Specified Payment Date will automatically be postponed by five years. While a Participant may make one or more changes to a retirement Payout Election, each change will postpone the Specified Payment Date by an additional five years, and each change will not become effective until 12 months after the date on which the change is submitted.

(b)	Changing an In-Service Distribution Payout Election. If the Specified Payment Date is an in-service distribution date, a Participant may (1) postpone the Specified Payment Date, or (2) postpone the Specified Payment Date and change the Payment Method, by submitting a change in the form and manner required by the Administrator. To be valid, the change must be submitted to the Administrator at least 12 months before the Specified Payment Date that is being postponed, and must postpone that Specified Payment Date by at least five years. A Specified Payment Date may be postponed without changing the Payment Method, but a Payment Method cannot be changed without also postponing the Specified Payment Date by at least five years. A change to an in-service distribution Payout Election will not become effective until 12 months after the date on which the change is submitted. A Participant may make one or more changes to an in-service distribution Payout Election in accordance with the provisions of this paragraph.
4.2	Event of Distribution and Payment Dates. The amounts subject to a Payout Election will be paid (or begin being paid), on the Specified Payment Date, unless one of the following events occurs earlier than the Specified Payment Date, in which case payment will be made within 90 days of the earliest of (a) the Participant’s death, (b) the Participant’s Disability, (c) the Participant’s Termination of Employment, or (d) the Participant’s Retirement (if the Specified Payment Date is an in-service distribution date). Prior to the foregoing, a Participant’s vested Deferral Account, or a portion thereof, may be distributed in accordance with Section 4.5. If payment is to be made in annual installments, the first annual installment will be made at the time required by this Section 4.2, and each successive annual installment will be made on the anniversary date of the first annual installment. Any payment made under the Plan will be treated as having been made at the time required in this Section 4.2 if the date on which the payment is made or, in the case of installment payments, begins, is (a) no earlier than 30 days prior to the date otherwise provided in this Section 4.2, or (b) no later than the later of (i) the last day of the calendar year in which the date otherwise provided in this Section 4.2 occurs, or (ii) the fifteenth day of the third calendar month following the month in which the date otherwise provided in this Section 4.2 occurs. With respect to all payments made under the Plan, the Participant and his or her Beneficiary cannot designate, directly or indirectly, the taxable year in which payment will be made. For this purpose, a Participant’s initial Payout Election and any change in a Payout Election (which results in a mandatory delay in payment), which is made in accordance with Section 4.1, will not be considered a designation by the Participant of the tax year in which payment will be made. Notwithstanding anything to the contrary in this Section 4.2, if the event of distribution is the Participant’s Retirement or Termination of Employment and the Participant is a Key Employee at the time his or her Retirement or Termination of Employment occurs, in no event will payment be made (or begin) prior to the first day following the six-month anniversary of the Participant’s Retirement or Termination of Employment, and the first payment made following this mandatory six-month delay will include any amounts that would have been paid but for this mandatory six-month delay.

4.3	Method of Distribution. The amounts subject to a Payout Election will be paid (or begin being paid) in accordance with the Payment Method elected by the Participant in that Payout Election (i.e., single lump sum or annual installments), unless the Participant has a Termination of Employment (before death, Disability, Retirement, or any elected in-service distribution date), in which case payment will be made in a single lump sum. If, prior to the Specified Payment Date, a distribution is to be made under Section 4.2 due to the Participant’s death or Disability, payment will still be made, pursuant to the applicable Payout Election, in the Payment Method elected by the Participant in that

Payout Election. If the Participant dies after another event of distribution has occurred, his or her entire vested Deferral Account will be paid to his or her Beneficiary at the same time and in the same manner/form as payment would have been made to the Participant had he or she not died. Generally, distributions will be made in cash. However, to the extent that a Participant’s Deferral Account is deemed to be invested in RSC Common Stock, the Administrator will make the distribution in the form of RSC Common Stock.
4.4	Valuation of the Deferral Account. When distribution of a Participant’s vested Deferral Account is to be made (or begin) under Section 4.1, the Participant’s Deferral Account will be valued as of the date of distribution or on such other date as the Administrator deems most appropriate under the circumstances, as determined by the Administrator in its sole discretion. If distribution is to be made in annual installments, the amount of each installment will be determined by dividing the then-current value of the Participant’s vested Deferral Account by the number of remaining payments.

4.5	Distribution Due to an Unforeseeable Emergency. If a Participant incurs an Unforeseeable Emergency, the Participant may make a written request to the Administrator for a distribution of all or part of his or her vested Deferral Account. The Administrator will take the Participant’s request under advisement and determine whether to grant the request and, if so, the amount to be distributed. However, in no event will the amount distributed exceed the lesser of the amount which is necessary to satisfy or alleviate the Participant’s Unforeseeable Emergency or the then-current value of the Participant’s Deferral Account. The amount necessary to satisfy or alleviate the Unforeseeable Emergency is the amount, as determined by the Administrator, that is reasonably necessary to satisfy the Unforeseeable Emergency (and may include the amount necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution), minus amounts available to the Participant to meet the Unforeseeable Emergency from reimbursement or compensation from insurance or otherwise, by liquidation of assets (but only to the extent the liquidation would not cause severe financial hardship), or by ceasing deferrals under the Plan. Any distribution made under this Section will be made in a single lump sum within 90 days of the Unforeseeable Emergency.

4.6	Administrator’s Delay or Acceleration of Payment. Notwithstanding anything herein to the contrary, the Administrator reserves the right, in its sole discretion, to delay a payment under the Plan in any of the circumstances permitted under Treasury Regulation Section 1.409A-2(b)(7)(i) through (iii) or to accelerate the time or schedule (i.e., form) of a payment under the Plan in any of the circumstances permitted under Treasury Regulation Section 1.409A-3(j)(4)(ii) through (iv) and (vi) through (xiv). The Administrator will not provide any Participant or Beneficiary a direct or indirect election as to whether the Administrator will exercise its discretion to delay or accelerate a payment under this Section. Any exercise of the Administrator’s discretion under this Section will be applied to all similarly situated Participants on a reasonably consistent basis.

4.7	Withholding for Taxes. To the extent required by the law in effect at the time payments are made, the Administrator will withhold from payments made under the Plan any taxes required to be withheld by the federal, state or local government, including any amount which the Administrator determines is reasonably necessary to pay any generation-skipping transfer tax that is or may become due. However, a Beneficiary may elect not to have withholding of federal income tax pursuant to Code Section 3405(a)(2). Withholdings will be made in accordance with the deferred compensation withholding procedures established by the Administrator.

4.8	Payment to Guardian. The Administrator may make payment to a Participant’s or Beneficiary’s duly appointed guardian, conservator, or other similar legal representative. In the absence of guardian, conservator or other legal representative, the Administrator may, in its sole discretion, make payment to a person having the care and custody of a minor, incompetent or person incapable of handling the disposition of property upon proof satisfactory to the Administrator of incompetency, minority, or incapacity of the Participant or Beneficiary to whom payment is due. A distribution made in accordance with this Section will completely discharge RSC and the Administrator from all liability with respect to the amount distributed.

4.9	Cooperation; Receipt on Release. A Participant will cooperate with the Administrator by furnishing information requested by the Administrator in order to facilitate the payment of benefits under the Plan. Any payment to a Participant or Beneficiary in accordance with the provisions of the Plan will, to the extent of that payment, be in full satisfaction of all claims against RSC and the Administrator. The Administrator or RSC may require a Participant or Beneficiary, as a condition precedent to payment, to execute a receipt and release to such effect.

4.10	Missing Participant or Beneficiary. Each Participant is responsible for keeping the Administrator informed of his or her current address and the current address of his or her Beneficiary. The Administrator has no obligation to search for the whereabouts of a Participant or Beneficiary. If, by the latest date on which payment is permitted to be made under the terms of the Plan and Code Section 409A, the Administrator does not know the whereabouts of a Participant or Beneficiary, then the Participant’s Deferral Account will be forfeited on that date.
ARTICLE 5. ADMINISTRATION
5.1	Administration. The Administrator is responsible for all facets of interpretation and administration of the Plan. The Administrator will receive any and all elections, forms, notices or other documents from Participants, will arrange for the recordkeeping of Deferrals and the Earnings thereon, and will handle the payment of benefits to Participants or their beneficiaries. The Administrator has the exclusive authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and to decide or resolve any and all questions, including interpretations of the Plan, which may arise in the administration of the Plan. The Administrator may, from time to time, employ agents and delegate to them one or more administrative duties as it sees fit. A decision or action of the Administrator (or its delegate) with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and any rules and regulations implemented by the Administrator (or its delegate) in accordance with this Section will be final, conclusive and binding upon all persons having or claiming any interest in the Plan.

5.2	Claims Procedure. Any individual or duly authorized representative of the individual may file a claim for a benefit under the Plan to which the individual believes he or she is entitled. A claim must be filed in writing with the Administrator. The Administrator, in its sole and complete discretion, will make all initial determinations of eligibility for and the amount of benefits payable to a Participant, Beneficiary or any other person having or claiming a benefit under this Plan (“Claimant”). The initial determination will be made in accordance with Department of Labor Regulation Section 2560.503-1 et seq. (“DOL Claims Regulations”). If the Administrator makes a decision which is adverse to the interests of any Claimant, the Administrator will furnish notice of the adverse decision to the Claimant in the form and manner and within the time frame required by the DOL Claims Regulations. The Claimant may request a redetermination of an adverse decision by filing a written request for a redetermination with the RSC Benefits Committee within 60 days of the Claimant’s receipt of the Administrator’s initial denial. The RSC Benefits Committee, in its sole and complete discretion, will review the claim and determine whether the claim should continue to be denied or be granted, in whole or in part. The redetermination will be made in accordance with the DOL Claims Regulations. If the RSC Benefits Committee makes a decision which is adverse to the interests of the Claimant, the RSC Benefits Committee will furnish notice of the adverse decision to the Claimant in the form and manner and within the time frame required by the DOL Claims Regulations.

5.3	Arbitration of Disputes. A Claimant (as defined in Section 5.2) must fully exhaust the claims procedure described in Section 5.2. Failure to fully exhaust the claims procedure will make the adverse decision final, binding, and nonappealable. If the claims procedure is fully exhausted, but the Claimant is not satisfied with the result, the Claimant may request, in writing within 30 days of receiving the Executive Benefit Committee’s final determination, that the matter be submitted to binding arbitration. If arbitration is timely requested, the arbitration will be held in Maricopa County, Arizona, pursuant to the rules of the American Arbitration Association. Any award entered will be final and binding upon all parties and judgment upon the award may be entered in any court having jurisdiction over the dispute.
ARTICLE 6. MISCELLANEOUS
6.1	No Rights to Assets, No Assignment, No Alienation. Nothing in this Plan gives a Participant or any person claiming payments for or through him or her any right, title or interest in or to any asset of RSC or any fund or account in which a Participant’s Deferrals may be placed prior to the payment thereof, and the right of a Participant to any payment hereunder is strictly contractual and unsecured. In addition, the benefits to be paid hereunder may not be voluntarily or involuntarily sold, transferred, assigned, alienated or encumbered and any such attempt shall be void.

6.2	Not a Contract of Employment. The Plan is not a contract of employment between RSC and any employee or Participant and does not entitle any employee or Participant to continued employment with RSC.

6.3	No Representations. RSC does not represent or guarantee that any particular federal or state income tax or other tax consequence will result from participation in the Plan. A Participant or Beneficiary should consult with his or her professional tax advisor to determine the tax consequences of his or her participation in the Plan.

6.4	Amendment or Termination. RSC reserves the right to amend or terminate this Plan at any time and for any reason, provided that no such amendment or termination shall reduce or eliminate the right of a Participant to ultimately receive the balance of his or her Deferral Account (as determined as of the effective date of the amendment or termination) and further provided to no such amendment or termination shall be made if it would cause the Plan to fail to comply with any applicable provisions of Code Section 409A.

6.5	Severability. If any provision of the Plan is determined by a proper authority to be illegal or invalid, the remaining portions of the Plan will continue in effect and be interpreted consistent with the elimination of the illegal or invalid provision.

6.6	Notice. Any notice given under the Plan will be sufficient if in writing and hand delivered or sent by registered or certified mail or by a private mail service which provides a record of receipt (such as Federal Express) to RSC’s corporate office (in the case of notice sent to RSC) or to the Participant’s or Beneficiary’s last known address (in the case of notice sent to a Participant or Beneficiary). Written notice also may be given through any electronic means (including email) that is reasonably expected to reach the intended recipient. Notice will be deemed given as of the date of delivery if delivery is made by hand, as of the date of the electronic distribution if delivery is made by electronic means, as of the date shown on the postmark on the receipt for registration if delivery is made by mail, or as of the date shown on the certification or delivery if delivery is made by private mail service.

6.7	Obligation of Successors. This Plan shall be binding upon RSC, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of RSC, or to any assignee thereof. This Plan and all rights of the Participant hereunder shall inure to the benefit of and be enforceable by the Participant or the Participant’s personal or legal representatives, Executors, administrators, successors, heirs, distributees, devisees and legatees.

6.8	Choice of Law. This Plan shall be governed by and construed in accordance with the laws of the State of Arizona, to the extent not governed by federal law. Section headings are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof.

Dated: July 24, 2008.

RSC EQUIPMENT RENTAL, INC., an Arizona corporation
By /s/ Kevin J. Groman

Title SVP — General Counsel